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Exhibit 99.2

[LETTERHEAD]

27 July 2005

RE: Patni Computer Systems Limited Registration Statement on Form F-1

We consent to the use of and references to our name under the heading "Business—Industry Background" in the prospectus included in the registration statement on Form F-1 of Patni Computer Systems Limited and any amendments thereto in the form attached hereto as Schedule "A".

GARTNER IRELAND LIMITED
By its duly authorized officer

/s/ [SIGNATURE]

SCHEDULE A

1.
According to a January 2005 Gartner report, worldwide spending on IT services is expected to grow from $569.6 billion in 2003 to $754.8 billion in 2008. This represents a compound annual growth rate of 5.8%.
 Source: Gartner Dataquest Market Databook, December 2004 Update

2.
Table showing Gartner's recent worldwide forecast for IT outsourcing by industry for 2003 and 2008.

[TABLE]

Source: Gartner on Outsourcing 4Q04, December 2004

3.
By 2008 Gartner forecasts that the globally sourced component (external labor billed to the customer) of IT services spending will be approximately $50.0 billion, representing about 7% of the $728 billion total.
 Source: Gartner on Outsourcing 4Q04, December 2004

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  Exhibit 99.2
[LETTERHEAD]